Exhibit 99.4

For Further Information:

The Sands Regent	CCG Investor Relations
345 North Arlington Avenue	15300 Ventura Boulevard, Suite 303
Reno, NV 89501	Sherman Oaks, CA 91403
(775) 348-2210	(818) 789-0100
(775) 348-6241 Fax	(818) 789-1152 Fax
Contact: Ferenc Szony, President and CEO	Contact: Sean Collins, Partner William Coffin, CEO

FOR IMMEDIATE RELEASE:

THE SANDS REGENT REPORTS SECOND-QUARTER FISCAL 2004 RESULTS

•	Records slight year-over-year net revenue growth despite new Northern California competition

•	Second-quarter operating income exceeds prior-year quarterly results

Reno, Nevada – February 13, 2004 - The Sands Regent (NASDAQ: SNDS) today announced financial results for the second quarter and first six months of its fiscal year 2004.

For the second quarter ended December 31, 2003, the Company reported net revenues of $12.7 million, compared to $12.6 million for the second quarter ended December 31, 2002. Management attributed the small net revenue growth to: 1) softness in the Reno-area gaming market due in part to competition from new Native American gaming facilities in Northern California; 2) severe winter weekend weather that negatively impacted access to the Reno area for Northern Californians, and 3) the disruptive effects of the railroad trench project (ReTRAC) adjacent to the Sands Regency. Net revenues for the six months ended December 31, 2003 rose to $28.7 million, versus $28.1 million for the corresponding six months of fiscal 2003, due primarily to the increase in retail gasoline prices at its Gold Ranch convenience store.

In spite of the challenges described above, the Company’s income from operations increased to $240,000 for the second quarter of fiscal 2004 from $45,000 for the second quarter of fiscal 2003. Quarterly EBITDAR(2), which excludes a gain on the settlement in connection with its December 1998 sale(1) of its interest in the Copa Casino in Gulfport, MS, as described below, increased 28% year-over-year, to $1.4 million from $1.1 million for the prior-year quarter. For the six months ended December 31, 2003, income from operations was $1.9 million, as compared to $2.5 million for the corresponding period of fiscal 2003. Six-month EBITDAR also declined year over year, to $4.2 million for the first two quarters of fiscal 2004 from $4.6 million in the corresponding year-ago period.

For the quarter ended December 31, 2003, the Company reported net income of $4.3 million, or $0.86 basic, $0.81 diluted, versus a net loss of $(244,000), or $(0.05) per basic and diluted share in the year-ago quarter. Quarterly net income without the gain from the Copa Casino sale and associated favorable tax adjustment would have been $19,000. Six-month net income was $5.4 million, or $1.08 basic, $1.02 diluted, versus net income of $1.1 million, or $0.22 per basic share, $0.21 diluted, for the year-ago six-month period. Without the gain from the Copa and associated tax benefit, six-month net income would have been $946,000.

During the second quarter of fiscal 2004, as noted in a November 28, 2003 SEC filing, The Sands Regent reached an agreement with the management of the Copa Casino in Gulfport, MS, regarding a final settlement of amounts owing to the Company in connection with its December 1998 sale of its interest in the Copa. The Company received $4.2 million in cash payments as final settlement during the quarter. As the Company had not previously recognized a gain on the settlement amount, the Company has recognized a gain on the full settlement amount plus debt service payments made during the period.

Also during the second quarter, on December 8, 2003, the Company announced the signing of an agreement to purchase Rail City Casino in Sparks, Nevada, from Alliance Gaming Corporation. The expected purchase price is approximately $38 million, consisting of approximately $35 million in cash and approximately $3 million in subordinated debt carried by the seller. The final purchase amount will be based on the twelve-month financial performance of Rail City prior to closing of the sale, which is expected to take place in the spring of 2004, pending regulatory approval.

Ferenc B. Szony, President and CEO of The Sands Regent, commented, “Given the impact that new Native American tribal casinos in Northern California have had throughout the entire Reno market, we are pleased to have held fairly steady, especially in the second quarter. When structural improvements to the downtown Reno area are completed, including ReTRAC, the Downtown Events Center and the unique in-town kayaking park on the Truckee River, our Sands Regency property will be at the heart of the expanding mix of gaming, recreational, dining and entertainment options that Reno offers. Meanwhile, we are increasing our presence among local-area residents, and realizing a key element of our growth strategy, through our proposed acquisition of the friendly, casual Rail City Casino in nearby Sparks. This will give further traction to our property cross-marketing programs and leverage our in-depth knowledge of the regional market.”

The Company will hold a conference call today, Friday, February 13, at 10:00 a.m. PST to discuss quarterly results.

To participate in the conference call, please dial the following number five to ten minutes prior to the scheduled conference call time: (800) 399-7496. International callers should dial: (706) 634-6508. There is no pass code required for this call.

If you are unable to participate in the call at this time, a replay will be available on Friday, February 13 at 12:00 noon PST, through Friday, February 20 at midnight PST; call (800) 642-1687 and enter the conference ID number 5478142.

About The Sands Regent

The Sands Regent owns and operates the Sands Regency Casino and Hotel in downtown Reno, Nevada and Gold Ranch Casino and RV Resort in Verdi, Nevada. The Sands Regency is an 830-room hotel and casino with 29,000 square feet of gaming space offering table games, keno, bingo and slot machines. In addition to complete amenities and on-site brand-name restaurants, the Company’s property also includes a 12,000-square-foot convention and meeting center which seats close to 1,000 people. For further information, visit www.sandsregency.com.

The Gold Ranch Casino and RV Resort is located in Verdi, Nevada, twelve miles west of Reno. Gold Ranch offers approximately 245 slot machines in an 8,000 square foot casino, two restaurants, two bars, a 105-space RV park, a California lottery station, an ARCO gas station and a convenience store. Web site: www.goldranchrvcasino.com.

Statements contained in this release, which are not historical facts, are “forward-looking” statements as contemplated by the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties, including the potential impact of future gaming regulatory decisions, general and regional economic conditions, competition in the Reno area and from California Native American casino operations, the Company’s possible need for outside financing to pursue its growth plans, and other risk factors detailed from time to time in The Sands Regent’s periodic reports and registration statements filed with the Securities and Exchange Commission. Such risks could cause actual results to differ materially from those projected or implied in the forward-looking statements.

Contact:

Ferenc Szony, President and Chief Executive Officer

The Sands Regent

(775) 348-2210

or

Sean Collins, Partner

CCG Investor Relations

(818) 789-0100

(financial table follows)

The Sands Regent

Financial Highlights (Unaudited)

(in thousands except number of shares and per share data)

	Three Months Ended December 31,		Six Months Ended December 31,
	2002	2003	2002	2003
Net revenues	$12,560	$12,745	$28,147	$28,665
Income from operations	45	240	2,485	1,910
Net income	(244)	4,335	1,100	5,417
Reconciliation of net income to EBITDAR
Net income	(244)	4,335	1,100	5,417
Interest expense	318	171	668	389
Income loss tax provision (benefit)	(104)	(143)	575	410
Loss on disposal of property and abandonment of new project	75	40	142	87
Gain on sale of subsidiaries (1)	—	(4,163)	—	(4,393)
Rent and management fees	186	194	372	384
Depreciation and amortization	877	986	1,760	1,901

EBITDAR (2)	$1,108	$1,420	$4,617	$4,195

Earnings per share
Basic	(0.05)	.86	0.22	1.08
Diluted	(0.05)	.81	0.21	1.02

(1)	On November 13, 2003, the Sands Regent and subsidiaries, (the “Company”), reached an agreement with Gulfside Casino Partnership d/b/a the Copa Casino in Gulfport, Mississippi (the “Copa”) regarding a final settlement of amounts owing to the Company pursuant to a non-interest bearing promissory note (the “Note”) issued to the Company in connection with its December 1998 sale of its interest in Copa. The terms of the Note required the Copa to make a monthly payment to the Company in an amount equal to the greater of $15,000 or 2% of the Copa’s gross gaming revenues (4% beginning July 2004) until paid in full. At the time of settlement, the unpaid balance of the Note was $5.0 million. Pursuant to the settlement, the Company received a $4.0 million cash payment (the “Settlement Amount”) as final settlement under the Note. The Company had not previously recognized a gain on the Settlement Amount due primarily to the Company’s uncertainty of the Copa’s ability to obtain long-term financing, as well as competitive, legal, financial, environmental and various other risks facing the Copa. As a result, the Company has recognized a gain of the full Settlement Amount plus debt service payments made during the period.
(2)	EBITDAR includes earnings before depreciation and amortization, interest expense, income taxes, rent, and any gain (loss) on the sale or disposal of property or subsidiaries. EBITDAR is not a calculation determined pursuant to generally accepted accounting principles and is not an alternative to operating income or net income, and is not a measure of liquidity. Since not all companies calculate this measure in the same manner, the Company’s EBITDAR measure may not be comparable to similarly titled measures reported by other companies. The Company believes that this disclosure enhances the understanding of the financial performance of a company with substantial interest expense, depreciation and amortization. Prior to the Gold Ranch acquisition, the Company reported “EBITDA” data. Gold Ranch has a substantial real property rent component and the Company believes EBITDAR provides a more complete depiction of the Company’s financial position and performance. Moreover, if the option of the Company to purchase the Gold Ranch real property is exercised, which can happen at the Company’s sole discretion, the rental expense would be available for other uses by the Company.

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